Exhibit 99.1

Clearwater Paper Reports Fourth Quarter and Full Year 2012 Results

SPOKANE, Wash.--(BUSINESS WIRE)--February 20, 2013--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the fourth quarter and full year of 2012.

The company reported net sales of $462.7 million for the fourth quarter of 2012, down slightly compared to $466.4 million for the fourth quarter of 2011 due primarily to the sale of the company’s Lewiston, Idaho sawmill in November 2011. Net earnings were $19.9 million, or $0.84 per diluted share, in the fourth quarter of 2012, compared to $11.5 million and $0.48, respectively, for the fourth quarter of 2011. Excluding $1.8 million in net after-tax charges related to the sale of the company’s sawmill, fourth quarter 2011 adjusted net earnings were $13.3 million, or $0.55 per diluted common share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $56.3 million in the fourth quarter of 2012, up 7.8% compared to $52.2 million in the same quarter last year. Fourth quarter 2011 Adjusted EBITDA, which excludes $2.9 million in pre-tax adjustments associated with the sale of the company’s sawmill, was $55.1 million.

“I am pleased to report that Clearwater Paper has delivered on its financial and operational goals for the year. We reported record annual EBITDA of $224.7 million and Adjusted EBITDA of $227.8 million in 2012, and had our highest ever fourth quarter Adjusted EBITDA of $56.4 million,” said Linda Massman, president and chief executive officer. “Further, our new TAD tissue machine at Shelby, North Carolina started on time and below budget, and we realized net cost saving synergies of $31.0 million in 2012 associated with our acquisition of Cellu Tissue. We still have a lot of work to do to achieve our aggressive growth plan, but we believe we are well positioned to do so. Our employees are engaged and we’re all working towards the same goals.”

During the fourth quarter, the company repurchased 231,388 shares of its common stock at a total cost of $9.3 million which completed its $30 million share buyback program at an average share price of $35.15. In January 2013, in conjunction with the issuance of $275 million of new notes, the company announced that its Board of Directors approved a new common stock repurchase program of $100 million, which the company intends to complete in 2013.

FOURTH QUARTER 2012 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $280.6 million for the fourth quarter of 2012, up 4.5% compared to fourth quarter 2011 net sales of $268.5 million. The increase in net sales was attributable to higher total volumes and converted cases shipped, led by a 17.9% increase in non-retail volumes that includes away-from-home, contract manufacturing, machine-glazed and parent roll tissue products. Prices also remained strong, with a 3.5% increase in retail prices compared to the same period in 2011, more than offsetting a drop in non-retail prices. Operating income increased 52.4% to $22.9 million compared to the fourth quarter of 2011, due to higher net sales and lower pulp costs.

  Total converted case sales increased by 836,111 cases to 13,302,350 cases in the fourth quarter of 2012 compared to the fourth quarter of 2011. Non-retail tissue sales volumes increased by 17.9% to 59,100 tons in the fourth quarter of 2012 compared to the same period in 2011.
  Average net selling prices for retail tissue increased to $2,723 per ton in the fourth quarter of 2012, compared to $2,630 per ton in the fourth quarter of 2011, due to the company’s improved retail mix. Net selling prices for non-retail tissue dropped 5.5% from fourth quarter 2011 to fourth quarter 2012 due mostly to lower parent roll prices.
  The company realized $31.0 million in net cost savings from synergies related to the Cellu Tissue acquisition in 2012, of which $10.4 million was realized during the fourth quarter of 2012, reaching the expected annual run rate of $35 to $40 million.
  The company’s new TAD paper machine at Shelby started producing tissue in December 2012, with immaterial net sales and volumes in the fourth quarter.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $182.1 million for the fourth quarter of 2012, down 8.0% compared to fourth quarter 2011 net sales of $197.9 million. The decrease was primarily due to the divestiture of the company’s sawmill late in the fourth quarter of 2011, which accounted for approximately $16 million of net sales in the fourth quarter of 2011. Operating income for the quarter increased 56.8% to $25.8 million, compared to $16.5 million for the fourth quarter of 2011. Excluding $15.4 million in costs associated with the sale of the Lewiston sawmill, operating income would have been $31.9 million for the fourth quarter of 2011.

  Paperboard volumes increased 2.6% to 190,339 tons in the fourth quarter of 2012 compared to the fourth quarter of 2011.
  Paperboard net sales decreased 1.0% to $178.2 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 due primarily to a 3.5% decrease in net selling price per ton to $936 caused by market softness.
  External pulp net sales more than doubled to $3.9 million in the fourth quarter of 2012, compared to the fourth quarter of 2011 due to higher volumes, which more than offset lower pricing in 2012. Although external pulp sales increased in the quarter, the company continues to sell very little pulp externally as a result of increased internal consumption following the acquisition of Cellu Tissue and the construction of our new tissue machine at Shelby.
  Major maintenance costs were $2.0 million in the quarter compared to no major maintenance costs in the fourth quarter of 2011.

Taxes

The company’s effective tax rate for the quarter was 30.2%, which was down significantly from 47.8% in the fourth quarter of 2011 due to the recognition of state tax credits and net benefits recognized for return to provision adjustments. The company expects its annual effective tax rate for 2013 to be approximately 40%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the fourth quarter of 2012 and 2011, including EBITDA and Adjusted EBITDA. The EBITDA and Adjusted EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of EBITDA and Adjusted EBITDA to net earnings determined in accordance with GAAP are included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, February 20, 2013, at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company’s website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1:05 p.m. Pacific time (4:05 p.m. Eastern time). The webcast will be audio only. The company recommends that investors download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website at www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding achievement of the company’s growth plans, the expected completion of the $100 million common stock repurchase program, the company’s expected $35 to $40 million annual net cost savings from synergies beginning in 2013, the company’s external pulp sales and the company’s effective tax rates for 2013. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, difficulties with the optimization and realization of the benefits expected from the company’s new through-air-dried paper machine and converting lines at Shelby, North Carolina; increased dependence on wood pulp; changes in the cost and availability of wood fiber and wood pulp; changes in costs for and availability of packaging supplies, chemicals, transportation, energy and maintenance and repairs; changes in transportation costs and disruptions in transportation services; competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; changes in customer product preferences and competitors’ product offerings; manufacturing or operating disruptions, including equipment malfunction and damage to the company’s manufacturing facilities; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; cyclical industry conditions; reliance on a limited number of third-party suppliers for raw materials; labor disruptions; inability to successfully implement the company’s expansion strategies; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2012		2011		2012		2011
Net sales	$462,701	100%	$466,391	100%	$1,874,304	100%	$1,927,973	100%
Costs and expenses:
Cost of sales	(396,428)	86%	(405,325)	87%	(1,607,872)	86%	(1,702,530)	88%
Selling, general and administrative expenses	(30,793)	7%	(28,343)	6%	(121,045)	6%	(109,998)	6%
Total operating costs and expenses	(427,221)	92%	(433,668)	93%	(1,728,917)	92%	(1,812,528)	94%
Income from operations	35,480	8%	32,723	7%	145,387	8%	115,445	6%
Interest expense, net	(7,021)	2%	(10,384)	2%	(33,796)	2%	(44,809)	2%
Other, net	-	-	(301)	-	-	-	284	-
Earnings before income taxes	28,459	6%	22,038	5%	111,591	6%	70,920	4%
Income tax provision	(8,607)	2%	(10,536)	2%	(47,460)	3%	(31,246)	2%
Net earnings	$19,852	4%	$11,502	2%	$64,131	3%	$39,674	2%
Net earnings per common share:
Basic	$0.86		$0.51		$2.75		$1.73
Diluted	0.84		0.48		2.72		1.66
Average shares outstanding (in thousands):
Basic	23,181		22,728		23,299		22,914
Diluted	23,532		23,782		23,614		23,952

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	December 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash	$12,579	$8,439
Short-term investments	20,000	55,001
Restricted cash	-	769
Receivables, net	154,143	176,189
Taxes receivable	20,828	10,000
Inventories	231,466	244,071
Deferred tax assets	17,136	39,466
Prepaid expenses	12,314	11,396
Total current assets	468,466	545,331

Property, plant and equipment, net	877,377	735,566
Goodwill	229,533	229,533
Intangible assets, net	47,753	49,748
Other assets, net	10,327	11,140
TOTAL ASSETS	$1,633,456	$1,571,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$165,596	$144,631
Current liability for pensions and other postretirement employee benefits	9,137	9,861
Total current liabilities	174,733	154,492

Long-term debt	523,933	523,694
Liability for pensions and other postretirement employee benefits	204,163	215,932
Other long-term obligations	50,910	48,474
Accrued taxes	78,699	74,464
Deferred tax liabilities	60,124	69,358
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	656,587	600,169
Accumulated other comprehensive loss, net of tax	(115,693)	(115,265)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,633,456	$1,571,318

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2012		2011		2012		2011
Segment net sales:
Consumer Products	$280,645	61%	$268,526	58%	$1,134,556	61%	$1,092,133	57%
Pulp and Paperboard	182,056	39%	197,865	42%	739,748	39%	835,840	43%
Total segment net sales	$462,701	100%	$466,391	100%	$1,874,304	100%	$1,927,973	100%

Operating income:
Consumer Products	$22,927	65%	$15,048	46%	$93,347	64%	$42,806	37%
Pulp and Paperboard	25,802	73%	16,457	50%	103,910	71%	92,827	80%
	48,729		31,505		197,257		135,633
Corporate and eliminations	(13,249)	37%	1,218	4%	(51,870)	36%	(20,188)	17%
Income from operations	$35,480	100%	$32,723	100%	$145,387	100%	$115,445	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net earnings	$19,852	$11,502	$64,131	$39,674
Add back:
Interest expense, net	7,021	10,384	33,796	44,809
Income tax provision	8,607	10,536	47,460	31,246
Depreciation and amortization expense	20,856	19,825	79,333	76,933
EBITDA[1]	$56,336	$52,247	$224,720	$192,662

Loss on sale of foam assets	-	-	1,014	-
Expenses associated with Metso litigation	71	-	2,019	-
Lewiston, Idaho sawmill sale related adjustments	-	2,883	-	2,883

Adjusted EBITDA[2]	$56,407	$55,130	$227,753	$195,545

1 EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA, as the company defines it, is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2] Adjusted EBITDA excludes the impact of the Lewiston sawmill sale in 2011, as well as the loss on sale of legacy Cellu Tissue foam assets and legal expenses related to the First Quality/Metso Paper litigation in 2012.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

GAAP net earnings	$19,852	$11,502	$64,131	$39,674
Special items, after-tax:
Loss on sale of foam assets	-	-	619	-
Expenses associated with Metso litigation	43	-	1,232	-
Lewiston, Idaho sawmill sale related adjustments	-	1,759	-	1,759
Net earnings, excluding special items	$19,895	$13,261	$65,982	$41,433

GAAP net earnings per diluted share	$0.84	$0.48	$2.72	$1.66
Special items, after-tax:
Loss on sale of foam assets	-	-	0.03	-
Expenses associated with Metso litigation	-	-	0.05	-
Lewiston, Idaho sawmill sale related adjustments	-	0.07	-	0.07
Net earnings per diluted share, excluding special items	$0.84	$0.55	$2.80	$1.73

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
John Hertz, CFO, 509-344-5905
or
Investors:
Sean Butson, 509-344-5906 (IR Sense)